EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in (a) the Registration Statement on Form S-8 of Golden Matrix Group, Inc. (File No. 333-234192); and (b) the Registration Statement on Form S-3 of Golden Matrix Group, Inc. (File No. 333-260044), of our report dated January 13, 2022, relating to the audited consolidated financial statements which appear in this Transition Report on Form 10-K, of Golden Matrix Group, Inc., for the nine month transition period ended October 31, 2021, the year ended January 31, 2021, the six-months ended January 31, 2020, and the year ended July 31, 2019.

/s/ M&K CPA’s, PLLC

Houston, Texas

January 13, 2022